Exhibit 99.1

Profusa Announces Key Management Changes and

Signing of Non-Binding Term Sheet for the

Acquisition of a Commercial Stage Diagnostics Company

BERKELEY, Calif., July 27, 2026 (GLOBE NEWSWIRE) -- Profusa, Inc. (Nasdaq: PFSA), a digital health company pioneering next-generation biosensing technologies, announces the signing of a non-binding term sheet with a privately held, commercial-stage health diagnostics and toxicology testing company (the “Dx Company”). Following the contemplated transaction, the combined company is expected to operate as a public diagnostics company with national CLIA-certified laboratories, recurring revenues from a diversified base of providers serving addiction treatment, pain management, and behavioral health. The Dx Company’s 2025 Net Revenues are estimated, based on unaudited management information, to be approximately $111 million.

Mr. Jack Stover, a director of Profusa, has been appointed by the Profusa Board of Directors as Executive Chairman of the Board of Directors and Chief Executive Officer. Ben Hwang, PhD, formerly the Chief Executive Officer, Chairman, and Director of the Board of Profusa, has transitioned into the role of President of Profusa. Liviu Goldenberg has been appointed by the Profusa Board of Directors as an independent director. Mr. Goldenberg has 30+ years of global leadership experience overseeing complex operations, technology adoption, and enterprise transformation. He has deep expertise in technology-enabled manufacturing, AI / IIoT platforms, sustainability, capital deployment, and risk oversight. Mr. Goldenberg is also an active advisor to growth-stage and scale-up technology companies, with experience supporting capital raises, strategic partnerships, and institutional initiatives and importantly brings disciplined governance judgment, independence, and a long-term shareholder focus.

It is anticipated that upon the execution of a definitive acquisition agreement (the “Acquisition Agreement”), Profusa will issue to the Dx Company stockholders the following consideration: (i) shares of Profusa common stock equal to 19.99% of Profusa’s then issued and outstanding common shares; and (ii) the remainder of the consideration in the form of shares of Profusa non-voting convertible preferred stock (the “Preferred Stock”), which will be convertible into Profusa common shares subject to a stockholder approval by Profusa’s stockholders (together, the “Consideration”). In addition, it is expected that Profusa’s outstanding convertible notes and obligations will also be exchanged for Preferred Stock.

Concurrently with the closing of the transaction and subject to due diligence and documentation, Profusa expects to close on approximately $7 million of necessary financing (subordinated to existing bank debt) in the form a convertible note (the “Notes”), all or portions of which may be provided by existing investors in Profusa. Indicative terms of the Notes include a 12-month term, a 9% original issue discount (OID), and a 7% interest rate per year (18% in the event of a default).

About Profusa

Profusa is a digital health company developing a new generation of tissue-integrated sensors to detect and continuously transmit actionable, medical-grade data for personal and medical use. With its long-lasting, injectable, and affordable biosensors and intelligent data platform, Profusa aims to provide people with a personalized biochemical signature rooted in data that clinicians can trust and rely on. For more information, please visit www.profusa.com.

“LUMEE”, “PROFUSA” and the PROFUSA logo are registered trademarks of Profusa, Inc. in the United States, Canada, European Union, China, Japan, South Korea, and Australia.

About the Dx Company

The Dx Company provides laboratory testing solutions, clinical insight, and reporting tools that help healthcare teams make informed treatment decisions, streamline workflows, and improve patient outcomes. Its CLIA-certified and CAP/CLIA accredited national medical laboratories provide molecular diagnostic tests for infectious disease and urine and blood clinical toxicology testing, with a client base serving addiction treatment, pain management, and behavioral health providers across the country.

Special Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or future financial or operating performance of Profusa, including statements regarding the proposed acquisition, the anticipated launch of PanOmics DX™, Profusa’s strategic plans, the proposed business combination with the Dx Company, the expected operating results of the Dx Company, the terms and amounts of the financings expected to be consummated in connection with the Dx business combination. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “seek,” “should,” “strive,” “will,” or “would” or the negatives of these terms or variations of them or similar terminology.

Such forward-looking statements are subject to risks, uncertainties, and other factors which may be beyond the control of Profusa and could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, without limitation, risks related to Profusa’s planned European and U.S. product launches, the risk that such product launches may not result in revenue at the levels anticipated, the risk that customer demand may be less than expected, the risks in negotiating, concluding and closing definitive acquisition agreements, as well as the risks in complying with the representations, warranties and covenants set forth in those agreements if they are executed, and risks related to the completion and terms of the contemplated financings.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Profusa and its management, are inherently uncertain. There are risks and uncertainties described more fully in Profusa’s public filings from time to time with the U.S. Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Profusa cannot assure you that the forward-looking statements in this communication will prove to be accurate.

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